Exhibit 99.1

AerSale Reports Fourth Quarter and Full Year 2020 Results

2020 Highlights

•	Full year 2020 revenue of $208.9 million.
•	Full year 2020 GAAP net income of $8.5 million, or 4.1% of sales.
•	Adjusted EBITDA of $51.9 million or 24.8% of sales for full year 2020.
•	Achieved significant progress towards obtaining FAA certification of our AerAware product and initiated discussions with potential launch customer
•	2021 guidance: expects revenue in the range of $340 - $360 million and adjusted EBITDA in the range of $60 - $70 million[1].

Miami, Florida – March 15, 2021- AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the fourth quarter and full year ended December 31, 2020.

The company reported fourth quarter 2020 revenue of $49.4 million and full-year 2020 revenue of $208.9 million. Revenue in the fourth quarter and full year of 2020 were adversely impacted by the effects of COVID-19 on AerSale’s commercial customers, which resulted in lower used serviceable material (USM) and whole asset sales. Fourth quarter GAAP net income was $0.6 million and full year 2020 net income was $8.5 million. Full year 2020 adjusted EBITDA was $51.9 million and fourth quarter Adjusted EBITDA was $3.3 million. Adjusted EBITDA reflected benefits from the CARES Act, cost reductions in response to COVID-19, and strong performance in the Company’s aircraft MRO business.

Looking forward to 2021, the Company expects to continue to grow driven by anticipated strong MRO volume due to the recommissioning of commercial aircrafts, a return of whole asset sales primarily from its Boeing 757 procurement program, contributions from its innovative AerAware product launch, and the gradual recovery of commercial markets.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We are pleased to report our first quarterly and year-end results as a public company, and are grateful for the confidence our shareholders have placed in the AerSale team to generate long-term value. 2020 marked a challenging year globally and particularly in the aerospace industry as a result of the effects of COVID-19. We believe that our ability to navigate these headwinds is a testament to the extraordinary efforts of our dedicated and skilled workforce, demonstrates the resilience of our business and validates the fully integrated aircraft service model that we have established. Our ability to service aircraft at every point in the cycle not only adds tremendous value to our customers, but also allows us to emerge into 2021 positioned to resume our growth trajectory.”

Finazzo continued, “In the year ahead we expect our MRO facilities to be operating at or near capacity as we continue to work on freighter aircraft conversions and support the continued maintenance and reactivation of parked aircraft as commercial aviation gradually recovers. Our team was also able to make important investments in our Boeing 757 program, which is expected to bolster our operating performance as we finalize customer contracts. Finally, we anticipate launching our AerAware program with our first customer in 2021, which will bring innovative military technology to commercial aviation through a partnership with Universal Avionics, an ELBIT Systems company. We believe that the AerAware program represents a significant long-term revenue opportunity for the Company.”

Fourth Quarter 2020 Results of Operations

For the fourth quarter of 2020, AerSale reported consolidated revenue of $49.4 million, which did not include any whole asset sales. In the fourth quarter of 2019, revenue was $120.9 million, which included $57 million of whole asset sales. The Company’s revenue was adversely impacted by the effects of COVID-19 on its commercial customers, which resulted in declines in whole asset and USM sales. These effects were partially offset by stronger aircraft storage volume and related aircraft maintenance work.

1 A reconciliation of non-GAAP adjusted EBITDA guidance to net income, the most directly comparable GAAP measure, has not been provided due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and are out of AerSale’s control or cannot be reasonably predicted without unreasonable efforts.

Asset Management Solutions (AMS) revenue was $17.4 million compared to $98.2 million in the prior year period. In addition to whole asset sales, USM revenue declined as a result of fewer opportunities to buy feedstock, the decrease in demand for existing inventory, and lower utilization rates on flight equipment against the backdrop of the COVID-19 pandemic. The pandemic also led to the grounding of a significant portion of the global passenger fleet and lowered passenger air travel, which negatively impacted the demand for USM used for maintenance and overhaul activity.

Revenue from TechOps increased 41% to $32 million in the fourth quarter of 2020 and partially offset the decline in AMS volume. The increase in TechOps revenue was largely driven by our aircraft MRO facilities as this business benefitted from the increased storage demand from the groundings noted above. AerSale’s aircraft MRO facilities are strategically located in dry desert environments in New Mexico and Arizona, which are ideal for aircraft storage.

Gross margin remained consistent with the fourth quarter of 2019 at 26.6%, as measures taken by AerSale during 2020 translated into efficiencies and cost savings across its business lines.

Selling, general & administrative expenses declined 15.5% from the fourth quarter of 2019 to $15 million in the fourth quarter of 2020, primarily due to cost savings initiatives taken as a result of COVID-19.

Loss from operations was $26 thousand in the fourth quarter of 2020, compared to income from operations of $12.1 million in the fourth quarter of 2019.

The benefit from income tax was $0.9 million in the fourth quarter of 2020, while provision for income tax was $2.5 million in the fourth quarter of 2019.

GAAP net income for the fourth quarter of 2020 was $0.6 million, or 1.3% of sales, compared to $9 million, or 7.4% of sales, in the fourth quarter of 2019.

Adjusted EBITDA for the fourth quarter of 2020 was $3.3 million, or 6.7% of sales compared to adjusted EBITDA of $23.8 million, or 19.7% of sales, in the fourth quarter of 2019.

Full Year 2020 Results of Operations

For the fiscal year 2020, AerSale reported consolidated revenue of $208.9 million, which included whole asset sales of $3.1 million, compared to $304.2 million in 2019, which included $70.1 million of whole asset sales. The Company’s revenues may fluctuate from quarter-to-quarter and year-to-year based on whole asset sales and, therefore, progress should be monitored based on asset purchases and related sales. In addition, the Company’s revenue was adversely impacted by the effects of COVID-19 on its commercial customers. These effects were partially offset by stronger aircraft storage volume and related MRO work.

AMS revenue was $98.7 million compared to $221.8 million in the prior year period. In addition to whole asset sales, USM revenue declined as a result of fewer opportunities to buy feedstock, the decrease in demand for existing inventory, and lower utilization rates on flight equipment against the backdrop of the COVID-19 pandemic. The pandemic also led to the grounding of a significant portion of the global passenger fleet and lowered passenger air travel, which resulted in lower demand for USM used for maintenance and overhaul activity.

Revenue from TechOps increased by approximately 33.8% to $110.2 million and partially offset the decline in ASM volume. The increase in TechOps revenue was largely driven by our heavy MRO operations as these businesses benefitted from increased storage demand.

AerSale expects the large amount of aircraft currently stored at its facilities to provide the Company with upside opportunities for reactivation work, heavy maintenance, and cargo conversion going forward; as well as providing an advantage in identifying well-maintained feedstock for our Asset Management segment

The revenue split between the AMS and TechOps segments was fairly balanced in 2020 as the business mix changed as a result of the pandemic. The change in mix demonstrated AerSale’s ability to respond effectively to changing market dynamics. However, as the passenger aviation market recovers, the Company expects both AMS and TechOps to benefit from the recovery.

Gross margin was 25.3% in 2020 compared to 28% in 2019, which was primarily driven by the change in sales mix noted above.

Selling, general & administrative expenses declined 7% to $55.6 million primarily due to cost reduction efforts taken during the pandemic. The Company also benefitted from a CARES Act grant received in 2020 that reduced our cost of sales and operating expenses by $12.7 million.

Income from operations for the year 2020 was $11.3 million, compared to $22.1 million for 2019.The provision for income tax was $1.6 million for 2020, compared to $4.2 million in 2019.

GAAP net income for 2020 was $8.5 million, or 4.1% of sales, compared to $15.5 million, or 5.1% of sales, in 2019.

Adjusted EBITDA for 2020 was $51.9 million, or 24.8% of sales, compared to adjusted EBITDA of $56.9 million, or 18.7% of sales, in 2019. The improvement in adjusted EBITDA margin primarily reflects benefits from the CARES Act, cost reduction efforts and strong performance in the Company’s MRO and aircraft storage business.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “Our strong financial performance is the result of the multi-dimensional and fully-integrated business model we spent the last decade building. Following the onset of the COVID-19 pandemic, we made adjustments in areas impacted by the pandemic, but continued to invest in our business units experiencing the greatest demand. The diversity of our revenue sources has created a counter-cyclical hedge, enabling AerSale to thrive in a challenging commercial aviation market. We believe that we are well positioned to outperform our competitors in the upcoming recovery.”

2021 Guidance

AerSale expects revenue of $340–$360 million and adjusted EBITDA of $60-$70 million in 2021. This outlook reflects an increase in activity in the Company’s AMS segment, strong demand for its on-airport MRO services, accelerating demand in cargo and E-Commerce markets, and increased requests for passenger to freighter conversions and other TechOps products and services. The main growth driver of the Asset Management segment is expected to be the monetization of the Boeing 757 feedstock acquisition in 2020. Because of the strong demand for cargo conversion aircraft, AerSale expects to sell the majority of the available aircraft in 2021. For TechOps, in addition to the continued contributions from storage activities, the Company also expects increased contribution from its component MRO businesses as well as the commencement of sales of its AerAware product in late 2021. In 2021, additional CARES Act grant proceeds of $9.2 million were awarded to the Company.

Conference Call Information

The Company will host a conference call today at 5:00 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877- 407-3982, international callers may use 1-201-493-6780, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, March 29, 2021. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13717491. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com until March 29, 2021.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA and adjusted EBITDA margin. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), management fees, and other non-recurring items. AerSale defines adjusted EBITDA margin as adjusted EBITDA divided by net sales.

AerSale believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA and adjusted EBITDA margin differently, and therefore AerSale’s adjusted EBITDA and adjusted EBITDA margin measures may not be directly comparable to similarly titled measures of other companies.

Fourth Quarter and Full Year 2020 Financial Results

AERSALE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$29,316,946	$17,505,002
Accounts receivable, net of allowance for doubtful accounts of $1,652,000 and $1,545,000 as of December 31, 2020 and 2019	50,214,991	51,867,653
Inventory:
Aircraft, airframes, engines, and parts, net	85,191,747	57,918,723
Advance vendor payments	6,205,479	3,247,255
Due from related party	474,257	6,130,990
Deposits, prepaid expenses, and other current assets	7,560,391	5,116,175
Total current assets	178,963,811	141,785,798
Fixed assets:
Aircraft and engines held for lease, net	86,844,145	111,896,294
Property and equipment, net	7,839,045	7,461,792
Inventory:
Aircraft, airframes, engines, and parts, net	55,463,352	37,043,804
Deferred income taxes	5,707,912	4,753,679
Deferred financing costs, net	366,750	1,034,564
Deferred customer incentives and other assets, net	270,782	324,869
Due from related party	5,449,739	5,449,739
Goodwill	19,860,168	13,858,551
Other intangible assets, net	28,363,988	20,375,166
Total assets	$389,129,692	$343,984,256

Current liabilities:
Accounts payable	$16,363,699	$17,030,404
Accrued expenses	8,576,941	9,629,084
Income tax payable	1,324,481	-
Lessee and customer purchase deposits	2,819,987	3,473,921
Current portion of long-term debt, net	-	3,351,714
Deferred revenue	2,594,979	7,708,761
Total current liabilities	31,680,087	41,193,884

Long-term lease deposits	1,144,935	4,184,874
Maintenance deposit payments and other liabilities	3,663,571	4,620,133
Total liabilities	$36,488,593	$49,998,891

Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 41,046,216 shares and 5,285,054 shares, respectively	4,105	529
Additional paid-in capital	293,390,354	243,220,709
Retained earnings	59,246,640	50,764,127
Total equity	352,641,099	293,985,365
Total liabilities and stockholders' equity	$389,129,692	$343,984,256

AERSALE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue:
Products	11,663,743	83,614,464	49,390,126	170,566,047
Leasing	8,012,230	17,065,062	55,649,323	64,245,884
Services	29,706,030	20,196,834	103,898,798	69,389,272
Total net revenue	49,382,003	120,876,360	208,938,247	304,201,203
Cost of sales and operating expenses:
Cost of products	8,683,045	63,741,487	49,889,691	131,671,553
Cost of leasing	2,928,022	7,774,874	24,243,806	29,217,035
Cost of services	24,645,728	17,187,912	82,015,605	58,263,856
Total cost of sales	36,256,795	88,704,273	156,149,102	219,152,444
Gross profit	13,125,208	32,172,087	52,789,145	85,048,759
Selling, general, and administrative expenses	15,015,731	17,767,361	55,634,855	59,813,607
CARES Act proceeds	-	-	(12,692,702)	-
Transaction costs (recovered) incurred	(1,864,386)	2,331,318	(1,435,705)	3,176,797
Income from operations	(26,137)	12,073,408	11,282,697	22,058,355
Other income (expenses):
Interest expense, net	(337,992)	(779,638)	(1,644,969)	(3,006,663)
Other income (expenses), net	136,328	161,259	494,465	611,109
Total other expenses	(201,664)	(618,379)	(1,150,504)	(2,395,554)
Income from operations before income tax provision	(227,801)	11,455,029	10,132,193	19,662,801
Income tax (expense) benefit	869,625	(2,451,560)	(1,649,680)	(4,163,663)
Net income	641,824	9,003,469	8,482,513	15,499,138

AERSALE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019
Cash flows from operating activities:
Net income from continuing operations	$8,482,513	$15,499,138
Adjustments to reconcile net income from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	24,222,907	30,080,936
Amortization of debt issuance costs	740,372	802,280
Inventory impairment	13,651,271	5,557,481
Impairment of aircraft held for lease	3,035,578	-
Provision for doubtful accounts	211,696	54,939
Deferred income taxes	21,611	2,461,865
Stock-based compensation	1,042,456	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,586,940)	(21,535,624)
Inventory	(55,275,418)	3,420,729
Deposits, prepaid expenses, and other current assets	3,373,540	2,848,692
Deferred customer incentives and other assets	55,754	23,477
Advance vendor payments	(2,958,224)	(250,697)
Accounts payable	(800,943)	3,771,721
Income tax receivable	-	384
Income tax payable	1,324,481	-
Accrued expenses	(1,697,118)	3,159,718
Deferred revenue	(5,893,782)	1,748,328
Lessee and customer purchase deposits	1,775,908	2,822,894
Maintenance deposit payments and other liabilities	(956,562)	686,957
Net cash (used in) provided by operating activities	(12,230,900)	45,455,834
Cash flows from investing activities:
Business acquisitions	(16,975,595)	(26,081,080)
Proceeds from sale of assets	3,100,000	2,115,441
Acquisition of aircraft and engines held for lease, including capitalized cost	(5,127,892)	(36,478,888)
Purchase of property and equipment	(2,137,219)	(1,648,618)
Net cash (used in) provided by investing activities	(21,140,706)	(62,093,145)
Cash flows from financing activities:
Repayments of Long Term Secure Debt	-	-
Repayments of 8% Senior Secured Notes	(3,424,273)	(5,512,054)
Proceeds from Revolving Credit Facility	96,725,970	77,703,575
Repayments of Revolving Credit Facility	(96,725,970)	(77,703,575)
Payments of debt issuance costs	-	-
Proceeds from Merger	48,607,823	-
Net cash provided by (used in) financing activities	45,183,550	(5,512,054)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	-	18,050,201
Net cash used in financing activities	-	-
Net cash flows provided by (used in) discontinued operations	-	18,050,201
Increase (decrease) in cash and cash equivalents	11,811,944	(4,099,164)
Cash and cash equivalents, beginning of period	17,505,002	21,604,166
Cash and cash equivalents, end of period	$29,316,946	$17,505,002

AERSALE CORPORATION

ADJUSTED EBITDA RECONCILIATION TABLE

	Three months ended December 31,				Year ended December 31,
EBITDA Reconciliation	2020	% of Total Revenue	2019	% of Total Revenue	2020	% of Total Revenue	2019	% of Total Revenue
Reported Net Income/(Loss)	641,824	1.3%	9,003,469	7.4%	8,482,513	4.1%	15,499,138	5.1%
Addbacks:
Interest Expense	337,992	0.7%	779,638	0.6%	1,644,969	0.8%	3,006,663	1.0%
Income Tax Expense (Benefit)	(869,625)	(1.8%)	2,451,560	2.0%	1,649,680	0.8%	4,163,663	1.4%
Depreciation and Amortization	3,709,737	7.5%	8,243,320	6.8%	24,222,907	11.6%	30,080,935	9.9%
Management Fees	-	0.0%	137,423	0.1%	-	0.0%	557,005	0.2%
Inventory Adjustment	-	0.0%	-	0.0%	15,923,729	7.6%	-	0.0%
Stock Compensation	1,378,742	2.8%	-	0.0%	1,378,742	0.7%	-	0.0%
One-Time Adjustment	(1,869,386)	(3.8%)	3,150,000	2.6%	(1,435,705)	(0.7%)	3,600,000	1.2%
Adjusted EBITDA	3,329,284	6.7%	23,765,409	19.7%	51,866,835	24.8%	56,907,404	18.7%

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; our ability to sell our aircraft on the timelines we anticipate; the expected operating capacity of our MRO facilities; the expected commencement date of sales of our AerAware product; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus filed by AerSale Corporation on February 10, 2021 pursuant to Rule 424(b)(3) and its other filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K to be filed with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

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AerSale: Craig Wright

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com